Exhibit 99.1

Release: IMMEDIATE
For: Comtex News Network
(Symbol: CMTX)

Contact:	Amber Gordon
agordon@comtex.com
703-797-8011

COMTEX REPORTS THIRD QUARTER FISCAL 2010 RESULTS

NEW YORK, NY, May 14, 2010 – Comtex News Network, Inc. (OTC BB: CMTX), a leading provider of economically useful electronic real-time news, content and SmarTrend® market products, today announced financial results for its third fiscal quarter and the nine month period ended March 31, 2010.

For the three months ended March 31, 2010, Comtex revenues increased to $1.9 million from $1.5 million for the three months ended March 31, 2009, representing a 27% increase in revenues. Comtex also reported that revenues for the nine month period ended March 31, 2010, increased to $5.5 million from $4.8 million for the same period of the prior fiscal year.  The increases were primarily due to growth in sales of our SmarTrend product and increased advertising revenue.

Comtex reported an operating loss of $(251,000) and a net loss of $(191,000), or ($0.01) per share, for the third quarter ended March 31, 2010, compared to an operating loss of $(50,000) and a net loss of $(33,000), or $0.00 per share, for the three months ended March 31, 2009.  For the nine months ended March 31, 2010, Comtex reported an operating loss of $(267,000), and a net loss of $(151,000), or $(0.01) per share, compared to operating income of $24,000, and net income of $39,000, or $0.00 per share, for the nine months ended March 31, 2009.  The losses for the periods ended March 31, 2010, were primarily due to increases in the cost of revenues, and increased sales and marketing expenses.

For the nine months ended March 31, 2010, EBITDA (as defined and explained in the accompanying note to the table below), excluding the effects of stock-based compensation, was a negative $(143,000) compared to EBITDA of $147,000 for the nine months ended March 31, 2009.  The decrease in EBITDA was primarily due to increased expenses mainly in the areas of product line expansion, sales and marketing.

About Comtex
Comtex (www.comtex.com) provides real-time news, Comtex SmarTrend® Alerts and economically useful information.  Comtex customers receive select content from key sources which is further enhanced with stock tickers and an extended lexicon of relevant terms.  With a specialization in the financial news and content marketplace, Comtex receives, enhances, combines and filters news and content received from national and international news bureaus, agencies and publications, and distributes more than one million total stories per day.  Comtex’s state-of-the-art technology delivers this relevant content and reliable service in real-time.  Comtex also provides several proprietary SmarTrend Alert products to investors, including a daily stock market letter (Morning Call), selected stock news (SmarTrend Spotlights), and SmarTrend Alerts (via subscription at www.mysmartrend.com).  Comtex has offices in New York City; Boston, Massachusetts; and Alexandria, Virginia.

FINANCIAL TABLE FOLLOWS
MORE…

Comtex Announces 3rd Quarter Results	Page 2
May 14, 2010

Comtex News Network, Inc. Selected Financial Data (unaudited / amounts in thousands, except per share amounts)

	Three Months		Nine Months
	Ended March 31		Ended March 31
	2010	2009	2010	2010

Revenues	$1,901	$1,492	$5,506	$4,808
Operating (Loss) Income	(251)	(50)	(267)	24
Net (Loss) Income	$(191)	$(33)	$(151)	$39

(Loss) Earnings Per Share
Basic and Diluted	$(0.01)	$0.00	$(0.01)	$0.00

Weighted Avg. # Shares:
Basic	15,794	15,446	15,794	15,583
Diluted	15,794	15,446	15,794	15,653

Reconciliation to EBITDA:
Net (Loss) Income	$(191)	$(33)	$(151)	$39
Stock-based compensation	-	-	-	35
Depreciation and Amortization	47	30	124	88
Interest/Other (Income) Expenses, net	(61)	(18)	(117)	(29)
Income Taxes	1	1	1	14

EBITDA	$(204)	$(20)	$(143)	$147

Please Note:  EBITDA consists of earnings before stock-based compensation, debt conversion expense, interest expense, interest and other income, unrealized and realized gains (losses) in marketable securities, income taxes, and depreciation and amortization. EBITDA is not a term defined by U.S. generally accepted accounting principles, and as a result, our measure of EBITDA might not be comparable to similarly titled measures used by other companies.  However, we believe that EBITDA is relevant and useful information, which is often reported and widely used by analysts, investors and other interested parties in our industry.  Accordingly, we are disclosing this information to permit a more comprehensive analysis of our operating performance.

Also Please Note:  Except for the historical information contained herein, this press release contains forward-looking statements within the meaning of Section 21E of the Securities and Exchange Act of 1934, as amended, that involve a number of risks and uncertainties.  These forward-looking statements may be identified by reference to a future period by use of forward-looking terminology such as “anticipate,” “expect,” “could,” “intend,” “may” and other words of a similar nature.  These statements involve risks and uncertainties that could cause actual results to differ materially from those contemplated herein, including the occurrence of unanticipated events or circumstances relating to the fact that Comtex is in a highly competitive industry subject to rapid technological, product and price changes.  Other factors include the possibility that demand for the Company's products may not occur or continue at sufficient levels, changing global economic and competitive conditions, technological risks and other risks and uncertainties, including those detailed in the Company's filings with the Securities and Exchange Commission.  Comtex undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

SmarTrend® is a registered trademark of Comtex News Network, Inc.

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